As filed with the Securities and Exchange Commission on March 18, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLS FARGO & COMPANY

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation or organization)

41-0449260

(I.R.S. Employer

Identification No.)

420 Montgomery Street San Francisco, California 94104 (866) 249-3302 (Address, including zip code, and telephone number, including area code, of Wells Fargo & Company’s principal executive offices)

James M. Strother

Executive Vice President and General Counsel

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94104

415-396-1793

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

With a copy to:

Mary E. Schaffner Wells Fargo & Company MAC #N9305-173 Wells Fargo Center, 17th Floor Sixth and Marquette Minneapolis, Minnesota 55479	Sonia A. Shewchuk Dawn Holicky Pruitt Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402-3901	Christopher S. Schell Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer ☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities	(1)(2)(3)	(1)(3)	(1)(3)	(4)

(1)	There is being registered hereby such indeterminate principal amount of debt securities as may from time to time be issued at indeterminate prices. The debt securities to be offered hereunder will consist of one or more series of debt securities, as more fully described herein.
(2)	This Registration Statement also covers an indeterminate amount of the registered debt securities that may be reoffered and resold on an ongoing basis after their initial sale in market-making transactions by affiliates of Wells Fargo & Company consisting of (i) an indeterminate amount of debt securities that are initially being registered, and will initially be offered and sold, under this Registration Statement and (ii) an indeterminate amount of debt securities initially offered and sold under other registration statements of Wells Fargo & Company. All market-making transactions with respect to debt securities that are made pursuant to a prospectus supplement relating to, and after the effectiveness of, this Registration Statement are being made pursuant to the base prospectus contained in this Registration Statement.
(3)	Not applicable pursuant to Form S-3 General Instruction II.E.
(4)	In accordance with Rules 456(b) and 457(r), Wells Fargo & Company is deferring payment of all of the registration fees. Pursuant to Rule 457(q), no separate registration fee is required for the registration of debt securities to be offered solely in market-making transactions by affiliates of Wells Fargo & Company.

Explanatory Note

The base prospectus included in this Registration Statement may also be used by affiliates of Wells Fargo & Company, including Wells Fargo Advisors, LLC and Wells Fargo Securities, LLC, in market-making transactions in the debt securities described in the table above after they are initially offered and sold and in other debt securities of Wells Fargo & Company offered and sold under prior registration statements, if applicable.

PROSPECTUS

WELLS FARGO & COMPANY

420 Montgomery Street

San Francisco, California 94104

(866) 249-3302

Debt Securities

We will provide the specific terms of the debt securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of Wells Fargo & Company. These securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

We will use this prospectus in the initial sale of the debt securities. In addition, Wells Fargo Advisors, LLC and Wells Fargo Securities, LLC, or another of our affiliates, may use this prospectus in a market-making transaction in any of the debt securities after their initial sale.

Investing in our debt securities involves risks. You should consider the risk factors in any documents that we incorporate by reference in this prospectus.

This prospectus is dated March 18, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Wells Fargo & Company filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may sell debt securities in one or more offerings. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

When we refer to “Wells Fargo,” “we,” “our” and “us” in this prospectus under the heading “Ratios of Earnings to Fixed Charges,” we mean Wells Fargo & Company and its subsidiaries. When such terms are used elsewhere in this prospectus, we refer only to Wells Fargo & Company unless the context indicates otherwise.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the debt securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and the applicable prospectus supplement and the offering of the debt securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Office of Investor Education and Advocacy of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” on or after the date of this prospectus and prior to the later of (i) the time that we sell all the securities offered by this prospectus and (ii) the date that our broker-dealer subsidiaries cease offering securities in market-making transactions pursuant to this prospectus (other than any documents or any portions of any documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2014, including information specifically incorporated by reference into our Form 10-K from our 2014 Annual Report to Stockholders and our definitive Proxy Statement for our 2015 Annual Meeting of Stockholders.

•	Current Reports on Form 8-K filed on January 5, 2015, January 12, 2015, January 14, 2015, January 23, 2015, January 28, 2015, January 29, 2015, January 30, 2015, February 2, 2015, February 4, 2015, February 6, 2015, February 19, 2015, February 23, 2015, February 25, 2015, February 27, 2015, March 4, 2015, March 4, 2015 and March 17, 2015.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Office of the Corporate Secretary

Wells Fargo & Company

Wells Fargo Center

MAC #N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Phone: (612) 667-0087

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we nor any underwriters or agents have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including, but not limited to, the following:

•	investments in or advances to our existing or future subsidiaries;

•	repayment of obligations that have matured; and

•	reducing our outstanding commercial paper and other debt.

Until the net proceeds have been used, they will be invested in short-term securities.

RATIOS OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	11.05	10.68	8.40	5.92	4.32
Including interest on deposits	8.56	7.91	6.08	4.32	3.21

•	The ratio of earnings to fixed charges is calculated as follows:

(income before income tax expense) –

    (net income from noncontrolling interests) + (fixed charges)

(fixed charges)

•	Fixed charges, excluding interest on deposits, consist of

•	interest on short-term borrowings and long-term debt;
•	amortization of debt expense;
•	capitalized interest; and
•	one-third of net rental expense, which we believe is representative of the interest factor.

•	Fixed charges, including interest on deposits, consist of all of the items listed immediately above plus interest on deposits.

We have included these ratios to comply with SEC regulations. However, we believe that the fixed charge ratios are not meaningful measures for our business due to two factors. First, even if our net income did not change, our ratios would decline if the proportion of our income that is tax-exempt increased. Conversely, our ratios would increase if the proportion of our income that is tax-exempt decreased. Second, even if our net income did not change, our ratios would decline if our interest income and interest expense increased by the same amount due to an increase in the level of interest rates. Conversely, our ratios would increase if our interest income and interest expense decreased by the same amount due to a decrease in the level of interest rates.

LEGAL OPINIONS

Faegre Baker Daniels LLP will issue an opinion about the legality of the debt securities offered by this prospectus. Mary E. Schaffner, who is our Senior Company Counsel, or another of our lawyers, will issue an opinion to the underwriters or agents on certain matters related to the debt securities. Ms. Schaffner owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of the total outstanding common stock. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by Davis Polk & Wardwell LLP. Davis Polk & Wardwell LLP represents us and certain of our subsidiaries in other legal matters. Ms. Schaffner may rely on Davis Polk & Wardwell LLP as to matters of New York law. The opinions of Faegre Baker Daniels LLP, Ms. Schaffner and Davis Polk & Wardwell LLP will be conditioned upon, and subject to certain assumptions regarding, future action that we and the trustee are required to take in connection with the issuance and sale of any particular debt security, the specific terms of the debt securities and other matters which may affect the validity of the debt securities but which cannot be ascertained on the date of such opinions.

EXPERTS

The consolidated financial statements of Wells Fargo & Company and Subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

Registration Fee	0	(1)
Legal Fees and Expenses*	$5,000,000
Trustee Fees and Expenses*	1,750,000
Accounting Fees and Expenses*	400,000
Blue Sky and Legal Investment Fees and Expenses*	100,000
Printing and Engraving Fees*	360,000
Rating Agency Fees*	200,000
Listing Fees*	100,000
Miscellaneous*	50,000

Total*	$7,960,000

(1)	Deferred in accordance with Rules 456(b) and 457(r).
*Estimated	pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with litigation. Article Fourteenth of the restated certificate of incorporation of Wells Fargo & Company (“Wells Fargo”), as amended, provides for broad indemnification of directors and officers. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

Pursuant to the terms of forms of underwriting or distribution agreements filed or to be filed in connection with this Registration Statement, the directors and officers of the Registrant will be indemnified against certain civil liabilities that they may incur under the Securities Act of 1933, as amended, in connection with this Registration Statement and the related prospectus and applicable prospectus supplement.

ITEM 16. EXHIBITS

The following Exhibits are filed as part of this Registration Statement:

1	(a)	Form of Underwriting Agreement for Debt Securities.*

1	(b)	Form of Distribution Agreement for Debt Securities.*

4	(a)	Senior Indenture dated as of July 21, 1999 between Wells Fargo and Citibank, N.A. (incorporated by reference to Exhibit 4(r) to Wells Fargo’s Registration Statement on Form S-3 (Registration No. 333-159736) filed June 4, 2009).

4	(b)	Fourth Supplemental Indenture dated as of December 10, 2008 to Senior Indenture dated as of July 21, 1999 between Wells Fargo and Citibank, N.A. (incorporated by reference to Exhibit 4.1 to Wells Fargo’s Current Report on Form 8-K (SEC File No. 001-02979) dated December 10, 2008).

4	(c)	Form of Senior Notes.*

4	(d)	Forms of Registered Medium-Term Notes.*

Wells Fargo and certain of its consolidated subsidiaries have outstanding certain long-term debt. No individual series of such debt exceeds 10% of the total assets of Wells Fargo and its consolidated subsidiaries. Copies of instruments with respect to long-term debt will be furnished to the Commission upon request.

5		Opinion of Faegre Baker Daniels LLP.

12		Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12(a) to Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 25, 2015).

23(a)		Consent of Faegre Baker Daniels LLP (included as part of Exhibit 5).

23(b)		Consent of Independent Registered Public Accounting Firm.

24		Powers of Attorney of Wells Fargo.

25		Statement of Eligibility of Citibank, N.A.

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference or by a post-effective amendment to this Registration Statement.

ITEM 17. UNDERTAKINGS

(a)     The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration

Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 18, 2015.

WELLS FARGO & COMPANY

By:	/S/ JOHN G. STUMPF
John G. Stumpf Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 18, 2015 by the following persons in the capacities with Wells Fargo & Company indicated:

/S/ JOHN G. STUMPF John G. Stumpf	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/S/ JOHN R. SHREWSBERRY John R. Shrewsberry	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ RICHARD D. LEVY Richard D. Levy	Executive Vice President and Controller (Principal Accounting Officer)

JOHN D. BAKER II

ELAINE L. CHAO

JOHN S. CHEN

LLOYD H. DEAN

SUSAN E. ENGEL

ENRIQUE HERNANDEZ, JR.

DONALD M. JAMES

CYNTHIA H. MILLIGAN

FEDERICO F. PEÑA

JAMES H. QUIGLEY

JUDITH M. RUNSTAD

STEPHEN W. SANGER

JOHN G. STUMPF

SUSAN G. SWENSON

) ) ) ) ) ) ) ) ) ) ) ) ) )	A majority of the Board of Directors of Wells Fargo & Company*

*John G. Stumpf, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by the directors named and filed with the Securities and Exchange Commission on behalf of such directors.

/S/ JOHN G. STUMPF

John G. Stumpf, Attorney-in-Fact

EXHIBIT INDEX

Number	Description	Form of Filing
1(a)	Form of Underwriting Agreement for Debt Securities.*
1(b)	Form of Distribution Agreement for Debt Securities.*
4(a)	Senior Indenture dated as of July 21, 1999 between Wells Fargo and Citibank, N.A. (incorporated by reference to Exhibit 4(r) to Wells Fargo’s Registration Statement on Form S-3 (Registration No. 333-159736) dated June 4, 2009).
4(b)	Fourth Supplemental Indenture dated as of December 10, 2008 to Senior Indenture dated as of July 21, 1999 between Wells Fargo and Citibank, N.A. (incorporated by reference to Exhibit 4.1 to Wells Fargo’s Current Report on Form 8-K (SEC File No. 001-02979) dated December 10, 2008).
4(c)	Form of Senior Notes.*
4(d)	Forms of Registered Senior Medium-Term Notes.*
Wells Fargo and certain of its consolidated subsidiaries have outstanding certain long-term debt. No individual series of such debt exceeds 10% of the total assets of Wells Fargo and its consolidated subsidiaries. Copies of instruments with respect to long-term debt will be furnished to the Commission upon request.
5	Opinion of Faegre Baker Daniels LLP.	Electronic Transmission
12	Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12(a) to Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 25, 2015).
23(a)	Consent of Faegre Baker Daniels LLP (included as part of Exhibit 5).
23(b)	Consent of Independent Registered Public Accounting Firm.	Electronic Transmission
24	Powers of Attorney of Wells Fargo.	Electronic Transmission
25	Statement of Eligibility of Citibank, N.A.	Electronic Transmission

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference or by a post-effective amendment to this Registration Statement.